EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dobson Communications Corporation:

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for identifiable intangible assets.

KPMG LLP

Oklahoma City, Oklahoma
May 23, 2005